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                      PREFERRED STOCK AND ESCROW AGREEMENT

     THIS PREFERRED STOCK AND ESCROW AGREEMENT (this "Agreement"), dated July 14, 2000, is by and among Worldwide Sports and Recreation, Inc., a Delaware corporation (the "Purchaser"), Sunshine Acquisition, Inc., a newly formed New York corporation and a wholly-owned subsidiary of the Purchaser ("Acquisition Sub"), RBB Bank AG, a bank organized under the laws of Austria (the "Preferred Holder"), and Baker & Hostetler LLP (the "Escrow Agent").

                                    RECITALS
                                    --------

     A. Serengeti Eyewear, Inc., a New York corporation (the "Company"), the Purchaser and Acquisition Sub are parties to that certain Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Acquisition Sub will make a cash tender offer to acquire all of the issued and outstanding shares of common stock (collectively, the "Common Shares") of the Company (the "Offer"). The Merger Agreement is attached hereto as Exhibit A and incorporated herein by reference.

    B. In accordance with the terms of the Offer and this Agreement, Acquisition Sub shall deposit, within two (2) Business Days after the acquisition of Common Shares pursuant to the Offer (the "Offer Closing") an aggregate amount equal to $21,750,000 in cash and a note in the principal amount of $1,000,000 in the form attached hereto as Exhibit B (the "Note") (the "Escrow Deposit") with the Escrow Agent, which Escrow Deposit shall represent the following: (1) $21,500,000 in cash, together with the Note, shall represent the full redemption price to be paid for all of the issued and outstanding shares of Preferred Stock of the Company, all of which are, and at the closing of the Offer will be, held by the Preferred Holder (including, but not limited to, any additional shares of Preferred Stock issued as dividends on such shares between the date hereof and the date of the closing of the Offer) (collectively, the "Preferred Shares"); and (2) $250,000 shall represent the partial reimbursement of the Preferred Holder's legal fees in connection with the Preferred Holder's litigation against the Company in the case styled RBB Bank AG v. Serengeti Eyewear, Inc., et. al., SDNY Case No. 97 Civ.6444 (KMW) (the "Preferred Holder's Litigation").

     C. The receipt by the Preferred Holder of the Escrow Deposit is conditioned upon the delivery by the Preferred Holder to the Escrow Agent, pursuant to the terms of this Agreement, of the original stock certificates representing the Preferred Shares, duly executed in blank or accompanied by stock powers duly executed in blank, and evidence that the Preferred Holder's Litigation has been dismissed with prejudice.

     D. The Preferred Holder desires to execute and to be bound by this Agreement.


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                                   AGREEMENTS
                                   ----------
     In consideration of the recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. DEFINITIONS. As used in this Agreement, all capitalized terms used, but not otherwise defined, herein shall have the meanings attributed to such terms in the Merger Agreement.

     2.   ESCROW DEPOSIT; PREFERRED STOCK.

          (a) For the purposes herein set forth, the Purchaser and Acquisition Sub hereby agree to deposit, or cause the Company to deposit, the Escrow Deposit into escrow with the Escrow Agent within two (2) Business Days after the date of the Offer Closing, in accordance with this Agreement. On the day of the Offer Closing, the Purchaser and/or Acquisition Sub shall give notice of such event to the Preferred Holder and the Escrow Agent by telecopy delivery. The Escrow Deposit shall be held and disbursed by the Escrow Agent in accordance with the terms of this Agreement.

          (b) For the purposes herein set forth, the Preferred Holder hereby agrees (i) to refrain from converting into Company common stock, or transferring to a third party, any of the Preferred Shares from the date of the Merger Agreement until the earlier of the date upon which the Preferred Shares are deemed to have been redeemed in accordance with this Agreement or the date upon which the Merger Agreement is terminated in accordance with its terms, (ii) to deliver to the Escrow Agent at or prior to the Offer Closing the original stock certificates representing the Preferred Shares, duly executed in blank or accompanied by stock powers duly executed in blank (collectively, the "Preferred Stock Certificates") and to deliver to Purchaser's legal counsel copies of the Preferred Stock Certificates, (iii) to take all actions necessary to cause the Preferred Holder's Litigation to be dismissed with prejudice and to deliver evidence of such dismissal to the Escrow Agent and Purchaser's legal counsel prior to the Preferred Holder's receipt of the Escrow Deposit, (iv) that the Preferred Shares shall be deemed to have been automatically and irrevocably redeemed and canceled for an aggregate purchase price equal to $22,500,000 for all purposes upon the payment to the Escrow Agent by the Purchaser, Acquisition Sub or the Company of the Escrow Deposit and (v) that any and all options or warrants for any shares of the Company's capital stock held by the Preferred Holder shall be deemed to have been automatically and irrevocably canceled, without the payment of any additional monies, for all purposes upon the payment to the Escrow Agent by the Purchaser, Acquisition Sub or the Company of the Escrow Deposit.

     3.   APPLICATION OF ESCROW DEPOSIT; DISPOSITION OF PREFERRED STOCK.

          (a) The Escrow Deposit shall be held in escrow under the terms of this Agreement and released by the Escrow Agent upon the following terms:



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


                (i) Upon joint written notice and instructions from the Purchaser, Acquisition Sub and the Preferred Holder that the Escrow Deposit, or any portion thereof, should be disbursed, the Escrow Agent shall make such disbursement in accordance with the directions set forth in such joint written notice and instructions.

                (ii) In the event that the Preferred Stock Certificates and evidence that the Preferred Holder's Litigation has been dismissed with prejudice have been delivered to the Escrow Agent and Purchaser's legal counsel in accordance with Section 2(b) above, the Escrow Agent shall disburse to the Preferred Holder the Escrow Deposit within two (2) Business Days after the later of the Escrow Agent's receipt of the Escrow Deposit or the date that the Escrow Agent and Purchaser's legal counsel have received both the Preferred Stock Certificates and evidence that the Preferred Holder's Litigation has been dismissed with prejudice.

          (b) In the event that the Escrow Deposit has been paid to the Escrow Agent by the Purchaser, Acquisition Sub or the Company, the Preferred Stock Certificates shall be disbursed by the Escrow Agent to the Purchaser within one (1) Business Day after the later of the date the Preferred Shares shall have been deemed to have been redeemed in accordance with this Agreement or the date of delivery to the Escrow Agent and Purchaser's legal counsel in accordance with this Agreement of the Preferred Stock Certificates and evidence that the Preferred
     Holder's Litigation has been dismissed with prejudice.

          (c) If the Escrow Deposit has not been paid to the Escrow Agent by the Purchaser, Acquisition Sub or the Company in accordance with
     Section 2(a) hereof, the Escrow Agent shall disburse the Preferred Stock Certificates to the Preferred Holder (if the Preferred Stock Certificates are then held by the Escrow Agent). Furthermore, in such case the obligations of the Preferred Holder under this Agreement shall automatically terminate with no further force or effect.

     4. LIABILITY OF ESCROW AGENT. The duties of the Escrow Agent hereunder shall be limited to the observance of the express provisions of this Agreement. The Escrow Agent shall not make any disposition of the Escrow Deposit (or any portion thereof) which is not expressly authorized by this Agreement. The Escrow Agent may rely upon and act upon any instrument received by it pursuant to the provisions of this Agreement which it in good faith believes to be genuine and in conformity with the requirements of this Agreement. Except as expressly provided in this Agreement, the Escrow Agent shall have no duty to determine or inquire into the happening or the occurrence of any event or the performance or failure of performance of either Acquisition Sub or the Preferred Holder with respect to arrangements or contracts between them or with others. Notwithstanding anything in this Agreement to the contrary, the Escrow Agent shall not be liable to any person for anything which it may do or refrain from doing in connection with this



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

Agreement, unless the Escrow Agent's conduct constitutes gross negligence or willful misconduct. Purchaser and Acquisition Sub hereby acknowledge and agree that this Agreement and the Escrow Agent's duties hereunder shall not restrict or prohibit the Escrow Agent from representing the Preferred Holder, or any affiliate or client of the Preferred Holder, as legal counsel in any matter, including without limitation the Preferred Holder's Litigation or any matter pertaining to this Agreement.

        5.   MISCELLANEOUS.

             (a) NOTICES. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be delivered personally, sent by telecopy delivery (which is confirmed), sent by overnight courier or sent by certified or registered mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, if sent by telecopy delivery, on the day sent (if receipt is confirmed), if sent by overnight courier, one (1) Business Day after delivery to the overnight courier, or, if mailed, three (3) Business Days after the date of deposit in the United States mail, as follows:

             If to the Preferred Holder, to:

                  RBB Bank, AG
                  Burgring 16
                  8010 Graz
                  Austria
                  Telecopy No.: 011-43/316/8072-392
                  Attention: Herbert Strauss

             with a copy to:

                  Baker & Hostetler LLP
                  65 East State Street, Suite 2100
                  Columbus, Ohio 43215
                  Telecopy No.: 614-462-2616
                  Attention: Joseph P. Boeckman, Esq.

             If to the Purchaser or Acquisition Sub, to:

                  Sunshine Acquisition, Inc.
                  Worldwide Sports and Recreation, Inc.
                  c/o Wind Point Partners
                  675 North Michigan Avenue
                  Suite 3300
                  Chicago, Illinois 60611
                  Telecopy No.: 312-255-4820
                  Attention: Richard Kracum


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

                  and

                  Sunshine Acquisition, Inc.
                  Worldwide Sports and Recreation, Inc.
                  c/o Wind Point Partners
                  One Towne Square
                  Suite 780
                  Southfield, Michigan 48076
                  Telecopy No.: 248-945-7220
                  Attention: Salam Chaudhary

             with a copy to:

                  Katten Muchin Zavis
                  525 West Monroe Street
                  Suite 1600
                  Chicago, Illinois 60661-3693
                  Telecopy No.: 312-902-1061
                  Attention: Steven V. Napolitano, Esq.

             If to the Escrow Agent, to:

                  Baker & Hostetler LLP
                  65 East State Street, Suite 2100
                  Columbus, Ohio 43215
                  Telecopy No.: 614-462-2616
                  Attention: Joseph P. Boeckman, Esq.

             with a copy to:

                  Katten Muchin Zavis
                  525 West Monroe Street
                  Suite 1600
                  Chicago, Illinois 60661-3693
                  Telecopy No.: 312-902-1061
                  Attention: Steven V. Napolitano, Esq.


Any party may change its address for notice by written notice given to the other parties in accordance with this section. In cases where Purchaser, Acquisition Sub and the Preferred Holder may give "joint written notice" to the Escrow Agent, such notice may be given by separate instruments of similar tenor.

     (b) AMENDMENTS. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the Purchaser, Acquisition Sub, the Escrow Agent and the Preferred Holder.

             (c) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties regarding the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

             (d) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois concerning contracts made and to be wholly-performed in such State, without regard to its conflicts of law principles. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees.

             (e) HEADINGS. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

             (f) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.


                                  ********



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